                                                                      Exhibit 99


                    POTASH CORPORATION OF SASKATCHEWAN INC.
                             MATERIAL CHANGE REPORT


  FORM 25 - SECURITIES ACT, 1988 (SASKATCHEWAN)
  FORM 26 - SECURITIES ACT (NEWFOUNDLAND)
  FORM 27 - SECURITIES ACT (BRITISH COLUMBIA)
  FORM 27 - SECURITIES ACT (ALBERTA)
  FORM 27 - SECURITIES ACT (ONTARIO)
  FORM 27 - SECURITIES ACT (NOVA SCOTIA)
  SECURITIES ACT (QUEBEC), SECTION 73
  SECURITIES ACT (MANITOBA), SECTION 112


1.       REPORTING ISSUER

         Potash Corporation of Saskatchewan Inc. (the "Corporation") Suite 500, 122-1st Avenue South
         Saskatoon, Saskatchewan
         S7K 7G3

2.       DATE OF MATERIAL CHANGE

         September 2, 1996

3.       PRESS RELEASE

         The press release attached hereto as Schedule A was distributed through Canada Newswire Ltd. on September 2, 1996.

4.       SUMMARY OF MATERIAL CHANGE

         The Corporation and Arcadian Corporation ("Arcadian") entered into a definitive merger agreement (the "Merger Agreement") whereby the Corporation agreed to acquire all of the issued and outstanding common shares of Arcadian (approximately 45.5 million common shares on a fully diluted basis).

5.       FULL DESCRIPTION OF MATERIAL CHANGE

         On September 2, 1996, the Corporation and Arcadian entered into the Merger Agreement whereby the Corporation agreed to acquire all of the issued and outstanding common shares of Arcadian (approximately 45.5 million common shares on a fully diluted basis).

         The Merger Agreement provides that the holders of Arcadian common shares shall receive for each common share of Arcadian, US$12.25 in cash and common shares of the Corporation (the "Per Share Stock Amount"). The Per Share Stock Amount (subject to adjustment such that the common shares of the Corporation shall not represent less than
         47.94 percent of the total merger consideration) shall be the number of common shares of the Corporation equal to:

                 (i) if the price of the Corporation's common shares based on the average daily high and low trading prices on the New York Stock Exchange for the twenty trading days prior to two days before the merger date (the "Final PCS Share Price")) is at least US$72.00 but not greater than US$83.25, then .17713;

                 (ii) if the Final PCS Share Price is less than US$72.00, then the lesser of (1) .19615 and (2) the quotient of (x) US$12.75 divided by (y) the Final PCS Share Price; and

                 (iii) if the Final PCS Share Price is greater than $83.25, then the greater of (1) .16389 and (2) the quotient of (x) US$14.75 divided by (y) the Final PCS Share Price.

         The Merger Agreement provides that Arcadian shall either (i) accelerate the time at which options to acquire Arcadian common shares may be exercised to permit the holders thereof to participate in the transaction as holders of Arcadian common shares; or (ii) require the surrender of all non-exercised options before or not later than 60 days after the merger date and pay to the holders thereof an amount of cash equal to the excess of the fair market value of Arcadian common shares subject to option over the aggregate exercise option price. The Merger Agreement provides that certain warrants to purchase Arcadian common shares must be exercised prior to the merger, that other warrants will, after the merger, be exercisable for the Corporation's common shares, and that Arcadian's outstanding Mandatorily Convertible Preferred Stock, Series A ("Arcadian Preference Shares") will be converted into common shares of Arcadian, prior to the merger date.

         Following the acquisition (including liabilities assumed), the projected net debt to capitalization of the Corporation will be approximately 42 percent. To finance the cash portion of the merger consideration, the Corporation has arranged debt financing in the amount of US$600 million with Scotiabank on comparable terms to existing Corporation debt.

         The Merger Agreement includes certain conditions, including, among other things, a due diligence period of fourteen days, obtaining the usual regulatory approvals, and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. The Corporation or Arcadian may terminate the Merger Agreement in the event the Final PCS Share Price is greater than US$90 or less than US$65. The Merger Agreement shall be submitted for approval by the holders of common shares of Arcadian and Arcadian Preference Shares at a meeting of Arcadian called for this purpose.

         The Merger Agreement generally restricts Arcadian from soliciting competing offers and provides for the payment by Arcadian, to the Corporation, of US$25 million upon the termination of the Merger Agreement in certain circumstances.

         On or about September 5, 1996, two stockholders of Arcadian filed an amended class action complaint against Arcadian, the Corporation, and all of the members (and one former member) of Arcadian's Board of Directors in Delaware state court. The plaintiffs allege in the amended complaint that Arcadian's stock would be sold to the Corporation in the proposed transaction for substantially less than its actual value, and that the individual defendants breached their fiduciary duties to the public Arcadian stockholders. The amended complaint further alleges that the Corporation aided and abetted the breaches of fiduciary duty committed by the individual defendants. The plaintiffs seek class certification on behalf of the public stockholders of Arcadian. The plaintiffs seek preliminary and permanent injunctions enjoining the merger and other relief. In the alternative, if the transaction is consummated prior to judgement, the plaintiffs seek rescission and/or an unspecified sum of damages if rescission is impracticable. The plaintiffs have not served the Corporation with the amended complaint. The defendants intend to vigorously defend the lawsuit.

         The Corporation's previously announced discussions with BASF AG to acquire from BASF, for cash, a 51% interest in the German publicly traded company, Kali und Salz AG, continue on schedule.


6.       RELIANCE ON CONFIDENTIALITY PROVISIONS OF SECURITIES LEGISLATION

         Not applicable.

7.       OMITTED INFORMATION

         Not applicable.

8.       SENIOR OFFICERS

         For further information please contact John L.M. Hampton, Senior Vice President, General Counsel and Secretary at (306) 933-8796.


9.       STATEMENT OF SENIOR OFFICER

         The foregoing accurately discloses the material change referred to herein.



DATED at Saskatoon, Saskatchewan, this 10th day of September, 1996.


/s/ JOHN L.M. HAMPTON
- -----------------------------------------
John L.M. Hampton, Senior Vice President,
General Counsel and Secretary

                                                                    Schedule A

  Potash Corporation    [LOGO]
of Saskatchewan Inc.                                                NEWS RELEASE

FOR IMMEDIATE RELEASE



                    POTASH CORPORATION OF SASKATCHEWAN INC.
                        TO ACQUIRE ARCADIAN CORPORATION

Saskatoon, Saskatchewan and Memphis, Tennessee, September 2, 1996 -- Potash Corporation of Saskatchewan Inc. (NYSE, TSE, ME: POT) and Arcadian Corporation (NYSE: ACA; ACA PRA) jointly announced today that they have entered into a definitive merger agreement. Potash Corporation of Saskatchewan Inc. (PCS) is to acquire all the outstanding common stock of Arcadian (approximately 45.5 million shares on a fully diluted basis) at a price of U.S. $25 to U.S. $27 per share, providing U.S. $12.25 per share in cash and the remainder in common stock of PCS at an exchange ratio of 0.17713 shares of PCS (subject to adjustment) for every share of Arcadian.

The merger agreement contemplates that Arcadian's outstanding shares of Mandatorily Convertible Preferred Stock, Series A, will be converted into shares of Arcadian common stock immediately prior to the merger date and will be treated identically to all other shares of Arcadian common stock in the merger. The merger agreement includes certain conditions, including, among other things, a due diligence period of fourteen days, obtaining the usual regulatory approvals, and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. The merger will be subject to approval by the Arcadian stockholders. The terms of the transaction, including the offering of the PCS common stock, will be set forth by means of a proxy statement/prospectus.

"This acquisition will once again increase the significance of PCS as a world fertilizer supplier," stated C. E. Childers, Chairman, President and Chief Executive Officer. "Nitrogen, the third primary nutrient will complete our existing product portfolio of potash and phosphate, providing synergies as well as growth opportunities. Arcadian's sales and distribution network complements that of PCS and its addition will advance our business objectives."

William A. McMinn, Chairman of the Board of Arcadian, said: "This transaction will result in one of the largest fertilizer companies in the world.
Arcadian's position as the largest producer and marketer of nitrogen fertilizers in the Western Hemisphere is an ideal match for PCS's status as one of the largest potash and phosphate producers in the world. The size and diversity generated by this transaction creates a major force in all three of the primary nutrients, allowing for the unique ability of the combined entity to be a "one-stop" producer and supplier of the primary fertilizer nutrients."

Following the acquisition (including liabilities assumed), the projected net debt to capitalization of PCS will be approximately 42 percent, which is comparable to where it was when it entered the phosphate business eighteen months ago. To finance the cash portion of the merger consideration, PCS has arranged debt financing with Scotiabank on comparable terms to the existing PCS debt.

Childers concluded by saying, "We are looking forward to integrating Arcadian's quality people and strong assets into the successful PCS system. We believe this company will have even more value combined with our operations and under our corporate philosophy. Having played an important part of the consolidation in the potash and phosphate business we now look forward to participating in the nitrogen arena."

The PCS discussions with BASF AG to acquire from BASF, for cash, a 51 percent interest in the German publicly traded company, Kali und Salz AG, continue on schedule.

Potash Corporation of Saskatchewan Inc. pulls product from eight potash mines, three phosphate plants and seven feed plants. Arcadian Corporation has eight production facilities producing a diversified nitrogen product mix. Following the acquisition, the Company's production of all three basic raw materials will make PCS the largest integrated fertilizer producer in the world.


FOR FURTHER INFORMATION PLEASE CONTACT:
Betty-Ann Heggie                                     John Hunt
Senior Vice President, Corporate Relations           Director -- Investor Relations
Potash Corporation of Saskatchewan Inc.              Arcadian Corporation
(306) 933-8521                                       (901) 758-5339

                                   FACT SHEET
                              ON POT/ACA AGREEMENT




Under the agreement, each Arcadian shareholder will receive $12.25 cash and
 .17713 shares of PCS stock for each Arcadian share or approximately $26/share assuming a PCS share price of 77 5/8. The .17713 share ratio of PCS to Arcadian common stock is fixed within a PCS share price range of $72.00 to $83.25. If PCS stock price is below $72 each Arcadian shareholder will receive $12.75 in PCS stock and $12.25 in cash. If PCS stock price is above $83.25 each Arcadian shareholder will receive $14.75 in PCS stock and $12.25 in cash.

The share price ratios will remain fixed at .1639 in the event that PCS's stock price exceeds $90.00 and at .1962 in the event that PCS's stock price declines past $65.00 per share. In the event of either case occurring, either party may terminate the transaction.



 PCS Stock        Stock                        Total        Exchange        PCS Shares
   Price         Consid.     Cash Consid.     Consid.         Ratio         Issued (1)
- -----------------------------------------------------------------------------------------
      $65.00        $12.75          $12.25       $25.00        0.19615      8.93 Million
- -----------------------------------------------------------------------------------------
      $68.00        $12.75          $12.25       $25.00        0.18750      8.53 Million
- -----------------------------------------------------------------------------------------
      $72.00        $12.75          $12.25       $25.00        0.17713      8.06 Million
- -----------------------------------------------------------------------------------------
      $76.00        $13.46          $12.25       $25.71        0.17713      8.06 Million
- -----------------------------------------------------------------------------------------
      $83.25        $14.75          $12.25       $27.00        0.17713      8.06 Million
- -----------------------------------------------------------------------------------------
      $86.00        $14.75          $12.25       $27.00        0.17151      7.80 Million
- -----------------------------------------------------------------------------------------
      $90.00        $14.75          $12.25       $27.00        0.16389      7.46 Million
- -----------------------------------------------------------------------------------------


(1)      Based on 45.5 million ACA shares outstanding.

If the holders of Arcadian common stock would receive less than 48 percent of the "Total Consideration" (as defined for tax purposes) in PCS shares, the amount of shares issued will be increased and the amount of cash will be correspondingly decreased.